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Exhibit 4.6

BFI CANADA LTD.

CONSOLIDATED BALANCE SHEETS

March 31, 2009 (unaudited) and December 31, 2008
(in thousands of dollars)

	March 31, 2009	December 31, 2008
		(Restated — Note 4)
ASSETS
CURRENT
Cash and cash equivalents	$11,997	$14,720
Accounts receivable	128,615	131,972
Other receivables	543	279
Prepaid expenses	21,932	23,998

	163,087	170,969
OTHER RECEIVABLES	1,619	482
FUNDED LANDFILL POST-CLOSURE COSTS (Note 7)	7,651	7,488
INTANGIBLES	141,232	146,827
GOODWILL	777,095	756,597
LANDFILL DEVELOPMENT ASSETS	10,893	10,518
CAPITAL ASSETS	495,790	500,401
LANDFILL ASSETS	766,093	747,761

	$2,363,460	$2,341,043

LIABILITIES
CURRENT
Accounts payable	$57,808	$66,293
Accrued charges	61,766	67,769
Dividends payable	19,620	2,862
Income taxes payable	4,595	1,699
Deferred revenues	13,648	13,226
Current portion of long-term debt	47,000	47,000
Landfill closure and post-closure costs (Note 7)	11,360	8,829

	215,797	207,678
LONG-TERM DEBT	918,615	1,022,798
LANDFILL CLOSURE AND POST-CLOSURE COSTS (Note 7)	69,827	62,280
OTHER LIABILITIES	19,111	18,424
FUTURE INCOME TAX LIABILITIES	73,517	69,403

	1,296,867	1,380,583

EQUITY (Note 8)
NON-CONTROLLING INTEREST	243,584	241,339
SHAREHOLDERS' EQUITY	823,009	719,121

	1,066,593	960,460

	$2,363,460	$2,341,043

BFI CANADA LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the periods ended March 31, 2009 and 2008
(unaudited — in thousands of dollars, except net income per share or trust unit amounts)

	2009	2008
		(Restated — Note 4)
REVENUES	$278,818	$244,347

EXPENSES
OPERATING	163,357	147,148
SELLING, GENERAL AND ADMINISTRATION	37,434	30,341

INCOME BEFORE THE FOLLOWING	78,027	66,858
AMORTIZATION	46,564	42,577
INTEREST ON LONG-TERM DEBT	11,461	13,374
FINANCING COSTS	383	—
NET (GAIN) LOSS ON SALE OF CAPITAL AND LANDFILL ASSETS	(167)	40
NET FOREIGN EXCHANGE LOSS (GAIN)	104	(624)
NET LOSS ON FINANCIAL INSTRUMENTS	660	9,047
OTHER EXPENSES	37	31

INCOME BEFORE INCOME TAXES	18,985	2,413

INCOME TAX EXPENSE (RECOVERY)
Current	3,118	1,828
Future	3,608	(9,889)

	6,726	(8,061)

NET INCOME	12,259	10,474
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	24,566	25,972
Commodity swaps designated as cash flow hedges, net of tax	(1,387)	—

COMPREHENSIVE INCOME	$35,438	$36,446

Net income per share or trust unit, basic (Note 8)	$0.18	$0.15
Net income per share or trust unit, diluted (Note 8)	$0.17	$0.15
Weighted average number of shares or trust units outstanding (thousands), basic	59,306	57,568
Weighted average number of shares or trust units outstanding (thousands), diluted	70,443	68,706

BFI CANADA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ended March 31, 2009 and 2008
(unaudited — in thousands of dollars)

	2009	2008
		(Restated — Note 4)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$12,259	$10,474
Items not affecting cash
Share based compensation	414	—
Write-off of landfill development assets	—	728
Accretion of landfill closure and post-closure costs	924	781
Amortization of intangibles	9,009	8,035
Amortization of capital assets	22,803	19,297
Amortization of landfill assets	14,752	15,245
Net (gain) loss on sale of capital and landfill assets	(167)	40
Net loss on financial instruments	660	9,047
Future income taxes	3,608	(9,889)
Landfill closure and post-closure expenditures	(1,527)	(245)

	62,735	53,513
Changes in non-cash working capital items	(1,757)	(10,579)

Cash generated from operating activities	60,978	42,934

INVESTING
Acquisitions (Note 6)	(291)	(19,053)
Investment in other receivables	(1,541)	—
Proceeds from other receivables	140	69
Funded landfill post-closure costs	(99)	(390)
Purchase of capital assets	(15,764)	(13,537)
Purchase of landfill assets	(9,357)	(7,872)
Proceeds from the sale of capital and landfill assets	4,252	83
Investment in landfill development assets	(308)	(1,058)

Cash utilized in investing activities	(22,968)	(41,758)

FINANCING
Proceeds from long-term debt	32,888	65,217
Repayment of long-term debt	(159,353)	(30,617)
Common shares issued, net of issue costs	88,366	—
Dividends and distributions paid to share or unitholders and dividends paid to participating preferred shareholders	(2,398)	(31,227)

Cash (utilized in) generated from financing activities	(40,497)	3,373

Effect of foreign exchange changes on foreign cash and cash equivalents	(236)	(319)

NET CASH (OUTFLOW) INFLOW	(2,723)	4,230
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,720	13,359

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,997	$17,589

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$11,996	$15,042
Cash equivalents	1	2,547

	$11,997	$17,589

Cash paid (received) during the period for:
Income taxes	$(455)	$1,365
Interest	$11,844	$11,232

BFI CANADA LTD.

CONSOLIDATED STATEMENTS OF EQUITY

For the periods ended March 31, 2009 and 2008
(unaudited — in thousands of dollars)

	Common shares	Trust units	Restricted shares	Treasury shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Non- controlling interest	Equity
									(Restated — Note 4)
Balance at December 31, 2008	$1,006,772	$—	$(3,985)	$—	$675	$(300,538)	$16,197	$241,339	$960,460
Net income						10,519		1,740	12,259
Dividends						(16,836)		(2,784)	(19,620)
Common shares issued net of issue costs and related tax effect (Note 8)	89,901								89,901
Restricted share expense					414				414
Common shares acquired by U.S. long-term incentive plan ("LTIP")				(2,215)					(2,215)
Deferred compensation obligation				2,215					2,215
Foreign currency translation adjustment							21,080	3,486	24,566
Commodity swaps designated as cash flow hedges net of tax							(1,190)	(197)	(1,387)

Balance at March 31, 2009	$1,096,673	$—	$(3,985)	$—	$1,089	$(306,855)	$36,087	$243,584	$1,066,593

	Common shares	Trust units	Restricted shares	Treasury shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Non- controlling interest	Equity
									(Restated — Note 4)
Balance at December 31, 2007	$—	$1,006,751	$—	$—	$—	$(248,815)	$(128,747)	$251,371	$880,560
Net income						8,776		1,698	10,474
Dividends						(26,164)		(5,063)	(31,227)
Common shares acquired by U.S. long-term incentive plan ("LTIP")				(2,004)					(2,004)
Deferred compensation obligation				2,004					2,004
Foreign currency translation adjustment							25,972		25,972

Balance at March 31, 2008	$—	$1,006,751	$—	$—	$—	$(266,203)	$(102,775)	$248,006	$885,779

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

1.     ORGANIZATION

  BFI Canada Ltd. (the "Corporation") was incorporated on May 5, 2008 under the provisions of the Business Corporations Act (Ontario). On July 25, 2008, the Corporation sold and transferred its sole outstanding common share to BFI Canada Income Fund (the "Fund") and issued an additional 99 common shares for cash consideration of one dollar for each common share issued. On August 18th, 2008 the Fund's Board of Trustees approved a transaction providing for the reorganization of the Fund's structure from an income trust to a corporation through a plan of arrangement (Note 5). The plan of arrangement was approved by the Fund's unitholders at a special meeting held on September 25, 2008 and was approved by the Ontario Superior Court of Justice, effective October 1, 2008. The common shares of the Corporation commenced trading on the Toronto Stock Exchange on October 2, 2008 and the Fund's trust units were concurrently delisted. At March 31, 2009, the Corporation is the beneficial owner of all of the issued and outstanding trust units of the Fund and its subsidiaries.

  The Corporation, through its operating subsidiaries, provides vertically integrated non-hazardous solid waste ("waste") services to commercial, industrial, municipal and residential customers in Canada and the south and northeast United States ("U.S.").

2.     INTERIM FINANCIAL STATEMENTS

  The unaudited interim consolidated financial statements do not conform in all respects to the requirements of Canadian generally accepted accounting principles ("GAAP") for annual financial statements and should therefore be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report for the year ended December 31, 2008. The unaudited interim consolidated financial statements have been prepared by management in accordance with GAAP applicable to interim financial statements and follow the same accounting policies and methods in their application as the most recent audited annual financial statements, except as indicated in Notes 3 and 4.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

  In accordance with Emerging Issues Committee ("EIC") abstract 170, "Conversion of an Unincorporated Entity to an Incorporated Entity", the plan of arrangement (Note 5), and resulting one for one exchange of the Fund's trust units into common shares of the Corporation, did not constitute a change of control. Accordingly, the consolidated financial statements of the Corporation have been prepared applying continuity of interests accounting. Continuity of interest accounting reflects the operating substance of the transaction, despite the change in legal structure, and results in comparative financial information of the Fund for the three months ended March 31, 2008 being presented as comparative financial information of the Corporation. For the purpose of these consolidated financial statements, the term "Company" shall denote the financial position and results of operations for the Corporation and the Fund, and its respective subsidiaries, for all periods presented herein.

  Use of estimates

  The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions include the following: estimates of the Company's allowance for doubtful accounts receivable; realization of future income tax assets; future earnings, income tax and other estimates used in the annual test for impairment of goodwill; recoverability assumptions for landfill development assets; the useful life of capital and intangible assets; estimates and assumptions used in the determination of the fair value of contingent acquisition payments; accrued accident claims reserves; projected landfill construction and development costs and estimated permitted airspace capacity consumed in the determination of landfill asset amortization; estimated landfill remediation costs; estimated closure and post-closure costs; various economic estimates used in the development of fair value estimates, including but not limited to interest and inflation rates; estimates used in the development of employee future benefit plan amounts, including but not limited to discount rates, expected long-term rates of return on plan assets, rates of compensation increases and the average remaining service period for active employees; and future income tax assets and liabilities.

  In June 2008, the Company received a certificate of authorization, to allow the Lachenaie landfill to continue operating for an additional year while management works on a longer-term expansion initiative. Management remains optimistic that approval for a longer-term expansion will be obtained prior to the expiry of the one year extension. Accordingly no provision for impairment has been recorded.

  If the longer-term expansion is not successful, the following assets would be subject to material adjustment: landfill development assets $2,939 (December 31, 2008 — $2,921), goodwill $19,859 (December 31, 2008 — $19,859) and landfill assets $86,065 (December 31,

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  2008 — $84,042). In addition, funded landfill post-closure costs may not be sufficient to cover the obligations required to close and monitor the landfill which may result in a significant increase in accrued landfill post-closure cost obligations.

  The Company makes various estimates in the determination of estimated permitted airspace capacity. These estimates, if not realized, could result in material adjustments to landfill assets, goodwill, and landfill closure and post-closure costs.

  Landfill development assets

  Landfill development assets represent costs incurred to develop landfills, including costs to obtain landfill permits or expansion permits. Landfill development assets are capitalized to landfill assets once the asset is available for use and are amortized on a per unit basis as landfill airspace is consumed. Management periodically reviews the carrying values of landfill development assets for impairment and any resulting write-down to the net recoverable amount is recorded in the period in which the impairment occurs.

  Acquisitions

  The Company accounts for acquisitions using the acquisition method of accounting and allocates the purchase price to the fair value of identifiable assets acquired and liabilities assumed and, if any, the fair value of non-controlling interest or the non-controlling interest's proportionate share of the net identifiable assets. Goodwill is recognized as the excess of acquisition date fair value consideration, including any amount of non-controlling interest in the acquired company, over the acquisition date fair values, subject to certain exceptions, of the identifiable assets acquired. If aggregate consideration is less than the net identifiable assets acquired, a gain is recognized to net income on the date of acquisition.

  The allocation of the purchase price may require adjustment when information is absent and fair value allocations are presented on an estimated or preliminary basis. Subsequent adjustments to estimated or preliminary amounts are recorded retrospectively to the purchase price allocation to reflect new information obtained about facts and circumstances that existed at the date of acquisition.

  Certain of the Company's purchase and sale agreements contain contingent consideration provisions. For acquisitions completed subsequent to January 1, 2009, purchase price allocation adjustments resulting from contingent consideration provisions are required when additional information is obtained subsequent to the date of acquisition that existed at the date of acquisition. Purchase price allocation adjustments are permitted, but are limited to the measurement period, which is the earlier of the date on which all facts and circumstances that existed at the date acquisition are known or are determined to not be obtainable, and one year from the date of acquisition. Changes in events that occurred subsequent to the date of acquisition are not permissible measurement period adjustments. Changes in the fair value of contingent consideration classified as equity are not re-measured, but their subsequent settlement is recorded to shareholders equity, while changes in the fair value of contingent consideration classified as an asset or liability are measured at fair value and recorded to net income or loss.

  For acquisitions completed prior to January 1, 2009, contingent consideration which could be reasonably estimated at the date of acquisition and the outcome of which could be determined beyond a reasonable doubt, is recognized at fair value in the purchase price allocation. Consideration which is contingent on maintaining or achieving specified revenue or earning levels, satisfying representations and warranties, achieving specified tonnage thresholds, in the case of acquired landfills, or receiving approval from regulatory authorities for landfill expansion, is recognized as an adjustment to the purchase price allocation when the contingency is resolved and the additional consideration is issued or becomes issuable.

  The acquisition date is the date on which the Company obtains control and is generally the date on which the Company obtains legal title to the net assets acquired. To be recognized at the date of acquisition, assets and liabilities must meet their fundamental definitions. Contingencies existing before or on the date of acquisition are recognized at their fair values if they can be reliably measured. Differences in the tax versus accounting basis of acquired net assets are recognized to income in the period of acquisition. The Company recognizes acquisition and related costs in the period incurred. Costs associated with the issuance of long-term debt are recognized in the period incurred while equity issue costs are recorded against share capital on the Company's consolidated balance sheet.

4.     CHANGES IN ACCOUNTING POLICIES

  Effective January 1, 2009, the Company adopted Canadian Institute of Chartered Accountants ("CICA") accounting standard Goodwill and Intangibles (section 3064). CICA 3064 establishes standards for the recognition, measurement, presentation and disclosure of internally generated goodwill and intangible assets. The adoption of CICA 3064 had no impact on the Company's consolidated financial statements.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

4.     CHANGES IN ACCOUNTING POLICIES (Continued)

  Effective January 1, 2009, the Company early adopted CICA accounting standard Business Combinations (section 1582), which replaced Business Combinations (section 1581). This section outlines a variety of changes, including, but not limited to the following: an expanded definition of a business, a requirement to measure all business combinations and non-controlling interests at fair value, and a requirement to recognize future income tax assets and liabilities and acquisition and related costs as expenses of the period. CICA 1582 has been applied prospectively to all business combinations from January 1, 2009 onward and accordingly its adoption had no effect on previously reported amounts.

  Effective January 1, 2009, the Company early adopted CICA accounting standard Consolidated Financial Statements (section 1601), which in combination with CICA 1602, replaces Consolidated Financial Statements (section 1600). CICA 1601 establishes standards for the preparation of consolidated financial statements and specifically addresses consolidation accounting following a business combination that involves the purchase of an equity interest in one company by another. Adopting this standard had no effect on the Company's previously reported consolidated financial statements.

  Effective January 1, 2009, the Company early adopted CICA accounting standard Non-Controlling Interests (section 1602), which in combination with CICA 1601, replaces Consolidated Financial Statements (section 1600). CICA 1602 establishes standards of accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. This section requires retrospective application with certain exceptions. Adopting CICA 1602 changes the Company's presentation of non-controlling interests from mezzanine equity to equity on the Company's consolidated balance sheet. Non-controlling interest is no longer deducted in the determination of net income. Instead, net income and each component of other comprehensive income are attributed to shareholders' equity and non-controlling interest. Adopting this section affects the Company's determination of net income presented in the consolidated statement of operations and comprehensive income, the presentation of net income and non-controlling interest in the consolidated statement of cash flows, and the presentation of non-controlling interest in the consolidated statement of equity. The effect of adopting CICA 1602 on previously reported amounts is as follows:

  Consolidated Balance Sheets

	December 31, 2008 — as previously reported	Change in accounting policy	December 31, 2008 — restated
Mezzanine equity
Non-controlling interest	$241,339	$(241,339)	$—
EQUITY
Non-controlling interest	$—	$241,339	$241,339

  Consolidated Statements of Operations and Comprehensive Income (Loss)

	March 31, 2008 — as previously reported	Change in accounting policy	March 31, 2008 — restated
Non-controlling interest	$1,698	$(1,698)	$—
Net income	$8,776	$1,698	$10,474

  Consolidated Statements of Cash Flows

	March 31, 2008 — as previously reported	Change in accounting policy	March 31, 2008 — restated
Net income	$8,776	$1,698	$10,474
Non-controlling interest	$1,698	$(1,698)	$—

5.     CONVERSION

  Pursuant to the plan of arrangement, the conversion of the Fund's trust structure to a corporation resulted in unitholder's of the Fund receiving one common share of the Company for each trust unit held on the effective date of conversion, October 1, 2008. The Class A unit held by IESI Corporation ("IESI") was redeemed by the Fund for ten dollars and the Company issued, and IESI subscribed for, 11,137 special voting shares for aggregate cash consideration of ten dollars. The participating preferred shares ("PPSs") issued by IESI

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

5.     CONVERSION (Continued)

  remain outstanding and exchangeable into common shares of the Company on a one for one basis, instead of trust units of the Fund. The consolidated financial statements of the Company have been prepared applying continuity of interests accounting. Accordingly, the comparative figures presented herein are those of the Fund.

  Share based compensation arrangements outstanding to the date of conversion, remained in effect post conversion. Share based options to acquire trust units of the Fund were changed to share based options to acquire shares of the Company. Similarly, restricted trust unit compensation awards which entitled certain management to trust units of the Fund were changed to entitlements of the Company's shares.

6.     ACQUISITIONS

  For the three months ended March 31, 2008, the Company acquired all of the solid waste collection assets, including various current assets, and assumed various liabilities of two waste management companies in the U.S. Aggregate consideration, including consideration in respect of liabilities assumed amounted to $2,620 and was allocated to the U.S. northeast and U.S. south segments as follows: $2,369 and $251, respectively. The allocation of the purchase prices were as follows: intangibles $919, goodwill $826, capital assets $1,333, and net current liabilities ($458). Aggregate cash consideration amounting to $2,296 excluded holdbacks and cash payments due to sellers for achieving various business performance targets.

  For the three months ended March 31, 2009, contingent consideration payments in respect of acquisitions completed prior to January 1, 2009 totaled $291 (2008 — $16,757).

7.     LANDFILL CLOSURE AND POST-CLOSURE COSTS

  The following tables outline key assumptions used to determine the fair value of landfill closure and post-closure costs, the expected timing of landfill closure and post-closure expenditures, and reconcile beginning and ending landfill closure and post-closure costs:

March 31, 2009
Fair value of legally restricted assets	$7,651
Undiscounted closure and post-closure costs	$497,833
Credit adjusted risk free rates – Canadian segment landfills	5.5%-9.5%
Credit adjusted risk free rates – U.S. segment landfills	5.7%-7.2%

Expected timing of undiscounted landfill closure and post-closure expenditures
2009	$11,360
2010	12,630
2011	5,601
2012	12,325
2013	11,794
Thereafter	444,123

$497,833

	Three months ended March 31, 2009	Three months ended March 31, 2008
Landfill closure and post-closure costs, beginning of year	$71,109	$58,843
Provision for landfill closure and post-closure costs, during the period	10,553	1,772
Accretion expense, during the period	924	781
Landfill closure and post-closure expenditures, during the period	(1,527)	(245)
Disposal of landfill closure and post-closure costs, during the period	(1,672)	—
Foreign currency translation adjustment, during the period	1,800	1,934

Landfill closure and post-closure costs, end of period	$81,187	$63,085

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

8.     EQUITY

  Common Shares

  On March 6, 2009, the Company closed its public offering of 8,500 common shares at $9.50 per share for total gross proceeds of $80,750. The Company applied the net proceeds from the public offering, approximately U.S. $61,500, to the repayment of outstanding borrowings on its U.S. long-term debt facility. On March 30, 2009, the Company closed the over-allotment option on its public offering of 1,275 common shares at $9.50 per share for total gross proceeds of $12,113. The Company applied the net proceeds from the over-allotment option, approximately U.S. $9,500, to the repayment of outstanding borrowings on its U.S. long-term debt facility. Aggregate equity issue costs amounted to $4,496 and the tax effect thereon totaled $1,534.

  Details of common shares for the periods ended March 31, 2009 and March 31, 2008 are as follows:

	March 31
	2009	2008
Common shares
Common shares issued and outstanding, beginning of year	57,569	—
Restricted common shares issued and outstanding, beginning of year	(210)	—
Common shares issued, during the period	9,775	—

Common shares issued and outstanding, end of period	67,134	—

  Net income per share or trust unit

  The following table reconciles net income and the weighted average number of shares outstanding at March 31, 2009 and trust units outstanding at March 31, 2008 for the purpose of computing basic and diluted net income per share or trust unit.

	March 31
	2009	2008
	(Restated — Note 4)
Net income	$12,259	$10,474

Net income — attributable to common share or trust unitholders	$10,519	$8,776

Weighted average number of shares or trust units, basic	59,306	57,568
Dilutive effect of PPSs	11,137	11,138

Weighted average number of shares or trust units, diluted	70,443	68,706

Net income per weighted average share or trust unit, basic	$0.18	$0.15

Net income per weighted average share or trust unit, diluted	$0.17	$0.15

  Share based options are anti-dilutive to the calculation of net income per share or trust unit and have been excluded from the calculation.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

9.     EMPLOYEE FUTURE BENEFITS

  The components of net benefit plan expense, recorded as an operating expense in the consolidated statements of operations and comprehensive income, are as follows:

	March 31
	2009	2008
Current service cost	$12	$17
Interest cost	12	11
Expected return on plan assets	(11)	(14)
Amortization of transition asset	(1)	(1)
Net actuarial losses	9	3

Net benefit plan expense	$21	$16

10.   SEGMENTED REPORTING

  The Company carries on business through three separate geographic segments: Canada, U.S. south and U.S. northeast. The business segments are vertically integrated and principally include landfills and landfill gas to energy facilities, collection and disposal of waste and recyclable products, transfer station operations, and material recovery facilities. The geographic location of each business segment limits the volume and amount of transactions between each segment.

  The accounting policies applied by the business segments are the same as those described in the summary of significant accounting policies. U.S. corporate selling, general and administration expenses are allocated to the U.S. south and U.S. northeast segments based on various factors, which may include income before the following(1). The Company evaluates segment performance based on gross revenues, less operating and selling, general and administration expenses.

	March 31
	2009	2008
Revenues
Canada	$88,396	$85,768
U.S. South	99,684	79,816
U.S. Northeast	90,738	78,763

	$278,818	$244,347

Income before the following(5)
Canada	$29,855	$28,154
U.S. South	26,266	18,007
U.S. Northeast	21,906	20,697

	$78,027	$66,858

Amortization
Canada	$14,103	$13,592
U.S. South	14,152	12,244
U.S. Northeast	18,309	16,741

	$46,564	$42,577

(5)
Income before the following represents net income before amortization, interest on long-term debt, financing costs, net (gain) loss on sale of capital assets, net loss on financial instruments, net foreign exchange loss (gain), other expenses and income taxes.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

10.   SEGMENTED REPORTING (Continued)

	March 31, 2009
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$160,814	$192,363	$142,613	$495,790
Landfill assets	$185,209	$152,831	$428,053	$766,093
Goodwill	$61,629	$210,065	$505,401	$777,095
Total Assets	$511,660	$622,275	$1,229,525	$2,363,460

	December 31, 2008
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$163,517	$192,290	$144,594	$500,401
Landfill assets	$185,305	$153,007	$409,449	$747,761
Goodwill	$61,629	$203,844	$491,124	$756,597
Total Assets	$521,641	$620,760	$1,198,642	$2,341,043

11.   COMMITMENTS AND CONTINGENCIES

  The Company has an accrued environmental liability of $18,774 recorded in landfill closure and post-closure costs on the consolidated balance sheet, related principally to an inactive landfill (hereinafter referred to as "Tantalo"), which the Company assumed as part of the IESI acquisition. The Tantalo environmental liability consists of remediation and 30 years of post-closure monitoring totaling $22,583. The initial remediation work commenced in 2004, and the post-closure monitoring commenced in 2007. Tantalo is a 26 acre landfill that stopped accepting waste in 1976 and has been identified by the State of New York as an "Inactive Hazardous Waste Disposal Site". During its period of operation, Tantalo received both municipal and industrial waste, some of which has been found to exhibit "hazardous" characteristics as defined by the U.S. Resource Conservation and Recovery Act. Past activities at Tantalo have resulted in the release of hazardous wastes into the groundwater. A remediation program has been developed for Tantalo in conjunction with the New York State Department of Environmental Conservation. The remediation program includes: installation of groundwater barriers, protective liner caps, leachate and gas collection systems, and storm-water drainage controls, as well as methods to accelerate the decontamination process. In addition, IESI purchased a "Cleanup Cost Cap Insurance Policy," with a ten-year policy period, which provides U.S. $25,000 of coverage in excess of the remediation portion of the liability.

  The cost of remediation requires a number of assumptions and estimates which are inherently difficult to estimate, and the outcome may differ materially from current estimates. However, management believes that its experience provides a reasonable basis for estimating its liability. As additional information becomes available, estimates are adjusted as applicable. It is possible that technological, regulatory or enforcement developments, the results of environmental studies, or other factors could necessitate the recording of additional liabilities which could be material. The estimated environmental remediation liabilities have not been reduced for possible recoveries from other potentially responsible third parties.

12.   SEASONALITY

  Revenues are generally higher in spring, summer and autumn months due to higher collected and disposed of waste volumes. Higher collection and disposal revenues are partially offset by higher operating expenses to service and dispose of additional waste volumes and higher landfill asset amortization.

13.   RECONCILIATION OF CANADIAN TO U.S. GAAP

  The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from accounting principles generally accepted in the U.S. ("U.S. GAAP"). The effects of significant accounting differences and certain

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

13.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  disclosure differences on the Company's consolidated financial statements are quantified and described in the following tables and notes for the periods ended March 31, 2009 and 2008:

  Consolidated Balance Sheet
  March 31, 2009 (unaudited — in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
ASSETS
CURRENT
Cash and cash equivalents	$11,997	$—		$11,997
Accounts receivable	128,615	—		128,615
Other receivables	543	—		543
Prepaid expenses	21,932	—		21,932

	163,087	—		163,087
OTHER RECEIVABLES	1,619	—		1,619
FUNDED LANDFILL POST-CLOSURE COSTS	7,651	—		7,651
INTANGIBLES	141,232	—		141,232
GOODWILL	777,095	—		777,095
LANDFILL DEVELOPMENT ASSETS	10,893	—		10,893
DEFERRED FINANCING COSTS	—	11,910	B	11,910
CAPITAL ASSETS	495,790	70	D	495,860
LANDFILL ASSETS	766,093	14,282	D	780,375

	$2,363,460	$26,262		$2,389,722

LIABILITIES
CURRENT
Accounts payable	$57,808	$—		$57,808
Accrued charges	61,766	225	C	61,991
Dividends payable	19,620	—		19,620
Income taxes payable	4,595	—		4,595
Deferred revenues	13,648	—		13,648
Current portion of long-term debt	47,000	—		47,000
Landfill closure and post-closure costs	11,360	—		11,360

	215,797	225		216,022
LONG-TERM DEBT	918,615	—		918,615
LANDFILL CLOSURE AND POST-CLOSURE COSTS	69,827	—		69,827
OTHER LIABILITIES	19,111	—		19,111
FUTURE INCOME TAX LIABILITIES	73,517	4,223	B	82,984
		5,244	D

	1,296,867	9,692		1,306,559

EQUITY
NON-CONTROLLING INTEREST	243,584	2,798	F	246,382
SHAREHOLDERS' EQUITY	823,009	7,687	B	836,781
		(225)	C
		9,108	D
		(2,798)	F

	1,066,593	16,570		1,083,163

	$2,363,460	$26,262		$2,389,722

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

13.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  Consolidated Balance Sheet
  December 31, 2008 (in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
	(Restated — Note 4
ASSETS
CURRENT
Cash and cash equivalents	$14,720	$(100)	A	$14,620
Accounts receivable	131,972	—		131,972
Other receivables	279	—		279
Prepaid expenses	23,998	—		23,998
Restricted cash	—	100	A	100

	170,969	—		170,969
OTHER RECEIVABLES	482	—		482
FUNDED LANDFILL POST-CLOSURE COSTS	7,488	—		7,488
INTANGIBLES	146,827	—		146,827
GOODWILL	756,597	—		756,597
LANDFILL DEVELOPMENT ASSETS	10,518	—		10,518
DEFERRED FINANCING COSTS	—	12,168	B	12,168
CAPITAL ASSETS	500,401	70	D	500,471
LANDFILL ASSETS	747,761	13,771	D	761,532

	$2,341,043	$26,009		$2,367,052

LIABILITIES
CURRENT
Accounts payable	$66,293	$—		$66,293
Accrued charges	67,769	204	C	67,973
Dividends payable	2,862	—		2,862
Income taxes payable	1,699	—		1,699
Deferred revenues	13,226	—		13,226
Current portion of long-term debt	47,000	—		47,000
Landfill closure and post-closure costs	8,829	—		8,829

	207,678	204		207,882
LONG-TERM DEBT	1,022,798	—		1,022,798
LANDFILL CLOSURE AND POST-CLOSURE COSTS	62,280	—		62,280
OTHER LIABILITIES	18,424	—		18,424
FUTURE INCOME TAX LIABILITIES	69,403	4,341	B	78,800
		5,056	D

	1,380,583	9,601		1,390,184

EQUITY
NON-CONTROLLING INTEREST	241,339	2,775	F	244,114
			G
SHAREHOLDERS' EQUITY	719,121	7,827	B	732,754
		(204)	C
		8,785	D
		(2,775)	F

	960,460	16,408		976,868

	$2,341,043	$26,009		$2,367,052

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

13.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  Consolidated Statement of Operations and Comprehensive Income
  For the period ended March 31, 2009 (unaudited — in thousands of Canadian dollars, except net income per share amounts)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
REVENUES	$278,818	$—		$278,818
EXPENSES
OPERATING	163,357	—		163,357
SELLING, GENERAL AND ADMINISTRATION	37,434	21	C	37,455
AMORTIZATION	46,564	263	D	46,827

OPERATING INCOME	31,463	(284)		31,179
INTEREST ON LONG-TERM DEBT	11,461	934	B	11,992
		(403)	D
FINANCING COSTS	383	(383)	B	—
NET GAIN ON SALE OF CAPITAL AND LANDFILL ASSETS	(167)	—		(167)
NET FOREIGN EXCHANGE LOSS	104	—		104
NET LOSS ON FINANCIAL INSTRUMENTS	660	—		660
OTHER EXPENSES	37	—		37

INCOME BEFORE INCOME TAXES	18,985	(432)		18,553
INCOME TAX EXPENSE (RECOVERY)
Current	3,118	—		3,118
Future	3,608	(227)	B	3,431
		—	C
		50	D

	6,726	(177)		6,549

NET INCOME	12,259	(255)		12,004

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	24,566	184	B	24,983
		233	D
Commodity swaps designated as cash flow hedges, net of tax	(1,387)	—		(1,387)

COMPREHENSIVE INCOME	$35,438	$162		$35,600

NET INCOME — CONTROLLING INTEREST	$10,519	$(219)		$10,300
NET INCOME — NON-CONTROLLING INTEREST	$1,740	$(36)		$1,704
COMPREHENSIVE INCOME — CONTROLLING INTEREST	$30,409	$139		$30,548
COMPREHENSIVE INCOME — NON-CONTROLLING INTEREST	$5,029	$23		$5,052
Net income per weighted average share, basic	$0.18	$0.01		$0.17
Net income per weighted average share, diluted	$0.17	$0.00		$0.17
Weighted average number of shares outstanding (thousands),
basic	59,305	210		59,515
Weighted average number of shares outstanding (thousands),
diluted	70,443	210		70,653

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended March 31, 2009
(unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)

13.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  Consolidated Statement of Operations and Comprehensive Income
  For the period ended March 31, 2008 (unaudited — in thousands of Canadian dollars, except net income per trust unit amounts)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
	(Restated — Note 4)
REVENUES	$244,347	$—		$244,347
EXPENSES
OPERATING	147,148	—		147,148
SELLING, GENERAL AND ADMINISTRATION	30,341	(1,697)	C	28,644
AMORTIZATION	42,577	309	D	42,886

OPERATING INCOME	24,281	1,388		25,669
INTEREST ON LONG-TERM DEBT	13,374	947	B	13,786
		(535)	D
NET LOSS ON SALE OF CAPITAL AND LANDFILL ASSETS	40	—		40
NET FOREIGN EXCHANGE GAIN	(624)	—		(624)
NET LOSS ON FINANCIAL INSTRUMENTS	9,047	—		9,047
OTHER EXPENSES	31	—		31

INCOME BEFORE INCOME TAXES	2,413	976		3,389
INCOME TAX EXPENSE (RECOVERY)
Current	1,828	—		1,828
Future	(9,889)	(344)	B	(9,808)
		343	C
		82	D

	(8,061)	81		(7,980)

NET INCOME	10,474	895		11,369

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	25,972	220	B	26,433
		241	D

COMPREHENSIVE INCOME	$36,446	$1,356		$37,802

NET INCOME — CONTROLLING INTEREST	$8,776	$750		$9,526
NET INCOME — NON-CONTROLLING INTEREST	$1,698	$145		$1,843
Net income per weighted average trust unit, basic	$0.15	$0.02		$0.17
Net income per weighted average trust unit, diluted	$0.15	$0.02		$0.17
Weighted average number of trust units outstanding (thousands), basic	57,568	—		57,568
Weighted average number of trust units outstanding (thousands), diluted	68,706	—		68,706

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  Consolidated Statement of Cash Flows
  For the period ended March 31, 2009 (unaudited — in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$12,259	$(255)		$12,004
Items not affecting cash
Share based compensation	414	—		414
Accretion of landfill closure and post-closure costs	924	—		924
Amortization of intangibles	9,009	—		9,009
Amortization of capital assets	22,803	—		22,803
Amortization of landfill assets	14,752	263	D	15,015
Interest on long-term debt	—	934	B	934
Net gain on sale of capital and landfill assets	(167)	—		(167)
Net loss on financial instruments	660	—		660
Future income taxes	3,608	(177)	B,D	3,431
Landfill closure and post-closure expenditures	(1,527)	—		(1,527)
Changes in non-cash working capital items	(1,757)	21	C	(1,736)

Cash generated from operating activities	60,978	786		61,764

INVESTING
Acquisitions	(291)	—		(291)
Restricted cash withdrawals	—	102	A	102
Investment in other receivables	(1,541)	—		(1,541)
Proceeds from other receivables	140	—		140
Funded landfill post-closure costs	(99)	—		(99)
Purchase of capital assets	(15,764)	—		(15,764)
Purchase of landfill assets	(9,357)	(403)	D	(9,760)
Proceeds from the sale of capital and landfill assets	190	—		190
Net proceeds on divestitures	4,062	—		4,062
Investment in landfill development assets	(308)	—		(308)

Cash utilized in investing activities	(22,968)	(301)		(23,269)

FINANCING
Payment of deferred financing costs	—	(383)	B	(383)
Proceeds from long-term debt	32,888	—		32,888
Repayment of long-term debt	(159,353)	—		(159,353)
Common shares issued, net of issue costs	88,366	—		88,366
Dividends paid to shareholders and participating preferred shareholders	(2,398)	—		(2,398)

Cash utilized in financing activities	(40,497)	(383)		(40,880)

Effect of foreign exchange changes on foreign cash and cash equivalents	(236)	(2)	A	(238)

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET CASH (OUTFLOW) INFLOW	(2,723)	100		(2,623)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,720	(100)	A	14,620

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,997	$—		$11,997

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$11,996	$—		$11,996
Cash equivalents	1	—		1

	$11,997	$—		$11,997

Cash (received) paid during the period for:
Income taxes	$(455)	$—		$(455)
Interest	$11,844	$—		$11,844

  Consolidated Statement of Cash Flows
  For the period ended March 31, 2008 (unaudited — in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
	(Restated — Note 4)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$10,474	$895		$11,369
Items not affecting cash
Write-off of landfill development assets	728	—		728
Accretion of landfill closure and post-closure costs	781	—		781
Amortization of intangibles	8,035	—		8,035
Amortization of capital assets	19,297	—		19,297
Amortization of landfill assets	15,245	309	D	15,554
Interest on long-term debt	—	947	B	947
Net loss on sale of capital and landfill assets	40	—		40
Net loss on financial instruments	9,047	—		9,047
Future income taxes	(9,889)	81	B,C,D	(9,808)
Landfill closure and post-closure expenditures	(245)	—		(245)
Changes in non-cash working capital items	(10,579)	(1,697)	C	(12,276)

Cash generated from operating activities	42,934	535		43,469

INVESTING
Acquisitions	(19,053)	—		(19,053)
Restricted cash withdrawals	—	617	A	617
Proceeds from other receivables	69	—		69
Funded landfill post-closure costs	(390)	—		(390)
Purchase of capital assets	(13,537)	—		(13,537)
Purchase of landfill assets	(7,872)	(535)	D	(8,407)
Proceeds from the sale of capital and landfill assets	83	—		83
Investment in landfill development assets	(1,058)	—		(1,058)

Cash (utilized in) generated from investing activities	(41,758)	82		(41,676)

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
	(Restated — Note 4)
FINANCING
Proceeds from long-term debt	65,217	—		65,217
Repayment of long-term debt	(30,617)	—		(30,617)
Distributions and dividends paid to unitholders and participating preferred shareholders	(31,227)	—		(31,227)

Cash generated from financing activities	3,373	—		3,373

Effect of foreign exchange changes on foreign cash and cash equivalents	(319)	(50)	A	(369)

NET CASH INFLOW	4,230	567		4,797

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,359	(1,600)	A	11,759

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,589	$(1,033)		$16,556

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$15,042	$(1,033)	A	$14,009
Cash equivalents	2,547	—		2,547

	$17,589	$(1,033)		$16,556

Cash paid during the period for:
Income taxes	$1,365	$—		$1,365
Interest	$11,232	$—		$11,232

  The following table reconciles net income reported in accordance with Canadian GAAP to net income reportable in accordance with U.S. GAAP for the three month periods ended March 31, 2009 and 2008:

	Note	2009	2008
			(Restated — Note 4)
Net income in accordance with Canadian GAAP		$12,259	$10,474
Impact on net income of U.S. GAAP adjustments:
Capitalized deferred financing costs, net of income taxes	B	(324)	(603)
Share or trust unit based compensation and shares or trust units held in a rabbi trust, net of income taxes	C	(21)	1,354
Capitalized interest, net of income taxes	D	90	144

Net income in accordance with U.S. GAAP		$12,004	$11,369

Basic earnings per share or trust unit in accordance with U.S. GAAP		$0.17	$0.17

Diluted earnings per share or trust unit in accordance with U.S. GAAP		$0.17	$0.17

Weighted average shares or trust units outstanding — basic		59,515	57,568

Weighted average shares or trust units outstanding — diluted		70,653	68,706

  Reconciliation of Canadian to U.S. GAAP — Notes

  A.
  Restricted cash

  Under Canadian GAAP, the Company includes restricted cash balances in cash and cash equivalents as its intended use is deemed to be current. Under U.S. GAAP, restricted cash amounts are considered investments that limit the holders' ability to utilize such amounts. In addition, deposits and withdrawals of restricted cash amounts are recorded as an investing activity in the consolidated statement of cash flows. To comply with U.S. GAAP, the restricted cash amounts, reported in cash and cash equivalents on the Company's consolidated balance sheet, were reclassified. In addition, restricted cash deposits and withdrawals were reclassified to investing activities on the Company's consolidated statement of cash flows.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  B.
  Capitalization of deferred financing costs

  Under Canadian GAAP, the Company has elected to recognize all transaction costs in net income, including those related to long-term debt instruments. Under U.S. GAAP, costs incurred to secure long-term debt are deferred and amortized over the term of the underlying debt instrument. To comply with U.S. GAAP, the Company has reversed the impact of its Canadian GAAP policy selection, which results in an increase in deferred financing costs and equity (deficit, non-controlling interest, and accumulated other comprehensive loss) and a reduction in amounts recorded to the Company's consolidated statement of operations and comprehensive income. Amortization of deferred financing costs is recorded to interest expense.

  The increase in deferred financing costs results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Company's consolidated statement of operations and comprehensive income. In addition, higher deferred financing costs and future income tax liability amounts, which are translated to Canadian from U.S. dollars results in a change to the foreign currency translation adjustment amount presented on the Company's consolidated statement of operations and comprehensive income.

  C.
  Share or trust unit based compensation

  Share or trust unit based options

  Under Canadian GAAP, share or trust unit options, with stock or trust unit appreciation rights, and the related changes thereto are recorded to selling, general and administration expense when the quoted market price of the share or trust unit exceeds the share or trust unit options exercise price. Under U.S. GAAP, stock or trust unit appreciation rights are measured at fair value at the date of grant and re-measured at fair value to the date of settlement. The resulting compensation expense is recorded to selling, general and administration expense. The Company elected to recognize compensation expense on a straight line basis over the requisite service period for the entire award.

  The Company uses the Black-Scholes-Merton option pricing model which requires the input of highly subjective assumptions. These assumptions include the estimated length of time employees will retain their options before exercising them and the expected volatility of the Company's share or trust unit price over the expected term. Changes in subjective assumptions can materially affect the estimated fair value of share or trust unit based compensation and, consequently, the related amount recognized in selling, general and administration expense on the consolidated statement of operations and comprehensive income. In calculating the options fair value at March 31, 2009 and 2008, the following assumptions were used:

	2009	2008
Grant date — February 14, 2006
Dividend yield	5.3%	8.2%
Expected volatility	39.4%	24.1%
Risk free interest rate	1.3%	2.9%
Expected life, stated in years	2.8	4.0
Fair value, per option	$0.10	$0.82
Grant date — August 25, 2008
Dividend yield	5.3%	—
Expected volatility	33.3%	—
Risk free interest rate	1.8%	—
Expected life, stated in years	5.0	—
Fair value, per option	$0.40	$—
Grant date — January 9, 2009
Dividend yield	5.3%	—
Expected volatility	34.1%	—
Risk free interest rate	1.9%	—
Expected life, stated in years	5.3	—
Fair value, per option	$0.47	$—

  Compensation expense (recovery) for the period ended March 31, 2009, recorded to selling, general and administrative expense on the consolidated statement of operations and comprehensive income, amounted to $21 (2008 — ($796)). As of March 31, 2009, unrecognized compensation cost for share or trust unit based compensation totaled $383 (2008 — $216). Unrecognized compensation cost amounts are recorded through the final vesting date, which was January 1, 2009 for options granted on February 14, 2006, is January 1, 2011 for options granted on August 25, 2008 and is December 31, 2010 for options granted on January 9, 2009. In

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  determining the expected life of the options, management considered the age of the recipients and duration between the vesting date and date of expiration. The Company has no historical information with regards to the behaviour of its option recipients. Expected volatility was calculated using changes in monthly share or trust unit prices for a period commensurate with the remaining term to expected vesting.

  Shares or trust units held by a rabbi trust

  Prior to the conversion of the Fund's trust structure to a corporation (Note 5), trust units of the Fund, acquired for the benefit of the Company's U.S. long-term incentive plan participants, and held in a rabbi trust were reclassified to Mezzanine Equity. The deferred compensation obligation related to these trust units was reclassified from unitholders' equity to accrued charges due to the redemption feature of the trust units. Increases or decreases to the deferred compensation obligation, representing changes in the fair value of the obligation, were recorded to selling, general and administrative expense. Compensation cost recoveries for the three months ended March 31, 2009 amounted to $nil (2008 — ($901)). An increase or decrease in accrued compensation obligations resulted in a higher or lower accounting versus tax basis and a higher or lower future income tax asset (deferred tax asset) which was recorded to future income tax recovery or expense on the Company's consolidated statement of operations and comprehensive income. Upon conversion, shares were issued for trust units on a one for one basis. Issued shares do not share the same redemption feature as trust units and, accordingly, are not subject to the same accounting treatment. Upon conversion, the deferred compensation obligation and the related deferred tax asset have been reclassified from accrued charges to equity.

  D.
  Capitalized interest on capital and landfill assets acquired, constructed or developed over time

  In accordance with Canadian GAAP, the cost of tangible assets may include capitalized interest costs directly attributable to an asset's acquisition, construction, or development, prior to the asset's substantial completion or readiness for use, if the enterprise's accounting policy is to capitalize interest costs. For the purposes of reporting under Canadian GAAP, the Company has not elected to capitalize interest on tangible assets acquired, constructed or developed over time and has expensed all interest costs incurred on its long-term debt facilities. Under U.S. GAAP, the historical cost of acquiring an asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use, including interest. To comply with U.S. GAAP, interest costs attributable to the construction and development of certain Company-owned landfills and certain capital assets have been deducted from interest expense and have been capitalized to the respective asset. Capitalized amounts are amortized over the asset's intended useful life in accordance with the respective accounting policy.

  The increase in landfill and capital asset accounting values, due to the capitalization of interest net of amortization, results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Company's consolidated statement of operations and comprehensive income. In addition, higher future income tax liability and landfill and capital asset amounts, which are translated to Canadian from U.S. dollars, results in a change to the foreign currency translation adjustment amount presented in the Company's consolidated statement of operations and comprehensive income.

  E.
  Shareholders' or unitholders' equity and non-controlling interest

  Prior to the conversion of the Fund's trust structure to a corporation (Note 5), trust units were redeemable by their holders at any time. This redemption feature was required for the Fund to retain its Canadian mutual fund trust status. Upon notification of redemption, trust unitholders were entitled to receive a price per trust unit equal to the lesser of: (i) 90% of the average closing market price calculated for the 10 days prior to the date the trust units are surrendered for redemption, and (ii) the closing market price on the date of redemption. In accordance with the Fund's Declaration of Trust, trust units redeemable for cash, in any given month, was limited to $50, which could have been waived subject to the discretion of the Fund's Trustees. Under Canadian GAAP, trust units of the Company were considered permanent equity and were presented as a component of unitholders' equity.

  Participating preferred shares were ultimately redeemable for trust units of the Fund. Under Canadian GAAP, participating preferred shares were recorded as non-controlling interest in the mezzanine equity section of the Company's consolidated balance sheet.

  Under U.S. GAAP, issued equity, which was redeemable for cash or other assets and was (a) redeemable at a fixed or determinable price on a fixed or determinable date, (b) redeemable at the option of the holder, or (c) redeemable upon the occurrence of an event that is not solely within the control of the issuer, was classified outside of permanent equity. Accordingly, the Company was required to classify its trust units and participating preferred shares as mezzanine equity and to record the value of its trust units and participating preferred shares at their maximum redemption amount at each balance sheet date. The increase or decrease resulting from valuing the trust units and participating preferred shares at their maximum redemption amount was recorded to deficit. To comply with U.S. GAAP, trust units and participating preferred shares were reclassified from Unitholders' Equity and Non-controlling Interest to Mezzanine Equity, where Mezzanine Equity is classified between Liabilities and Unitholders' Equity on the Company's consolidated balance sheet. In addition, redemption value adjustments were recorded to Mezzanine Equity and were offset by an adjustment to deficit. The non-controlling interest's share of net income recorded under Canadian GAAP was eliminated for the purpose of complying with

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  U.S. GAAP. Upon conversion, PPSs are ultimately redeemable for shares. The Company's shares do not contain the same redemption feature as trust units and, accordingly, are not subject to the same accounting treatment. Upon conversion, the redemption amount recorded to mezzanine equity has been reclassified to shareholders' equity. Revaluation of mezzanine equity to the date of conversion has created a permanent difference in common shares and deficit between Canadian and U.S. GAAP amounting to $86,147.

  F.
  Non-controlling interest

  Adjustments to non-controlling interest on the Company's consolidated balance sheet relate to the various Canadian to U.S. GAAP adjustments outlined in Notes B. through D.

  G.
  Future income tax assets, liabilities, expense or recovery

  Adjustments to future income tax assets and liabilities on the Company's consolidated balance sheet or to future income tax expense or recovery on the Company's consolidated statement of operations and comprehensive income, relate to the various Canadian to U.S. GAAP adjustments outlined in Notes B. through D.

  In certain circumstances Canadian GAAP requires the measurement of future income tax assets and liabilities applying substantively enacted tax rates or laws. Under U.S. GAAP enacted tax rates or laws are the only measure of a company's future income tax assets and liabilities. There were no significant differences between the Company's use of substantively enacted versus enacted tax rates and laws. Accordingly, no adjustments have been made in respect of this Canadian to U.S. GAAP difference.

  H.
  Employee future benefits

  Under U.S. GAAP, the over or underfunded status of a defined benefit plan is recognized as an asset or liability with the change in funded status recorded through other comprehensive income. Canadian GAAP does not require recognition of the plan's funded status. Compliance with the U.S. GAAP standard did not have a significant impact on the consolidated financial statements of the Company and accordingly is not reflected in the reconciliation between Canadian and U.S. GAAP.

  Reconciliation of Canadian to U.S. GAAP — Additional Disclosures

  Restricted cash

  In accordance with Regulation S-X, restricted cash represents cash received from variable rate demand solid waste disposal revenue bond ("IRBs") drawings in advance of incurring the expenditure for which the IRBs are made available. At March 31, 2009, $nil (December 31, 2008 — $100) of cash is restricted to fund a portion of landfill construction activities, and equipment and container expenditures, in the Company's Texas operations.

  Intangibles

  In accordance with U.S. GAAP, the estimated remaining amortization expense for the Company's intangibles in each of the five succeeding years and thereafter is as follows:

2009	$25,371
2010	25,142
2011	21,396
2012	19,494
2013	16,901
Thereafter	32,928

$141,232

  Deferred financing costs

  In accordance with U.S. GAAP, deferred financing costs represent fees and costs incurred in connection with securing long-term debt. The Company amortizes these costs, which are recorded to interest on long-term debt on the Company's consolidated statement of operations and comprehensive income, over the term of the related debt on a straight-line basis, which approximates the effective interest method.

March 31, 2009	Cost	Accumulated Amortization	Net Book Value
Deferred financing costs	$21,141	$9,231	$11,910

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

December 31, 2008	Cost	Accumulated Amortization	Net Book Value
Deferred financing costs	$20,465	$8,297	$12,168

  Amortization related to deferred financing costs for the period ended March 31, 2009 amounted to $934 (2008 — $947).

  In accordance with U.S. GAAP, the estimated remaining amortization expense for the Company's deferred financing costs in each of the five succeeding years and thereafter is as follows:

2009	$2,589
2010	3,229
2011	2,825
2012	434
2013	242
Thereafter	2,591

$11,910

  Accrued charges

  In accordance with Regulation S-X, other current liabilities in excess of 5% of total current liabilities must be disclosed separately. The components of accrued charges are as follows:

	March 31, 2009	December 31, 2008
Accrued acquisition and related costs	$2,017	$2,164
Accrued payroll and related costs	14,279	19,610
Accrued insurance	17,906	16,465
Accrued environmental surcharges	2,320	3,184
Accrued provincial and state sales taxes	3,338	3,370
Accrued interest	4,941	7,580
Accrued franchise and royalty fees	5,418	5,204
Accrued share based compensation	225	204
Other	11,547	10,192

Accrued charges	$61,991	$67,973

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  Future income tax liabilities

  In accordance with U.S. GAAP, domestic and foreign income or loss before income taxes and non-controlling interest and domestic and foreign income taxes is required disclosure. The components of each prepared on a U.S. GAAP basis for the three months ended March 31, are as follows:

	2009	2008
Income before income taxes
Canada	$12,593	$12,480
U.S.	5,960	(9,091)

	$18,553	$3,389

Current income tax expense
Canada	$1,784	$763
U.S.	1,334	1,065

	3,118	1,828
Future income tax expense (recovery)
Canada	2,261	(1,492)
U.S.	1,170	(8,316)

	3,431	(9,808)

	$6,549	$(7,980)

  The Company recognizes interest related to uncertain tax positions and penalties to current income tax expense. Interest and penalties related to uncertain tax positions amounted to $nil at March 31, 2009 and March 31, 2008. The total amount of interest and penalties accrued in respect of uncertain tax positions at March 31, 2009 and December 31, 2008 was $nil and $nil, respectively.

  The Company is subject to federal, provincial and state income taxes and files tax returns in multiple jurisdictions. Tax years open to audit range from 2000 to 2008 in Canada and from 1997 to 2008 in the U.S.

  The Company does not tax effect its foreign currency translation adjustment.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  Equity

  The following table presents Canadian to U.S. GAAP reconciliation items which impact various components of shareholders' equity (deficiency) and non-controlling interest.

	Note	March 31, 2009	December 31, 2008
Common shares
Stated in accordance with Canadian GAAP		$1,096,673	$1,006,772
Permanent difference realized upon conversion	E	(86,147)	(86,147)

Stated in accordance with U.S. GAAP		$1,010,526	$920,625
Restricted shares
Stated in accordance with Canadian and U.S. GAAP		$(3,985)	$(3,985)
Treasury shares
Stated in accordance with Canadian and U.S. GAAP		$—	$—
Contributed surplus/paid in capital
Stated in accordance with Canadian and U.S. GAAP		$1,089	$675
Deficit
Stated in accordance with Canadian GAAP		$(306,855)	$(300,538)
Capitalized financing costs	B	7,008	7,305
Fair value of share or trust unit based compensation	C	(225)	(204)
Capitalized interest	D	8,323	8,433
Revaluation of trust units and participating preferred shares reclassified to mezzanine equity	E	86,147	86,147
Impact of adjustments on non-controlling interest	F	(2,798)	(2,775)

Stated in accordance with U.S. GAAP		$(208,400)	$(201,632)
Accumulated other comprehensive income
Stated in accordance with Canadian GAAP		$36,087	$16,197
Cumulative foreign currency translation of capitalized financing costs	B	521	522
Current foreign currency translation of capitalized financing costs	B	158	—
Cumulative foreign currency translation of capitalized interest	D	585	352
Current foreign currency translation of capitalized interest	D	200	—

Stated in accordance with U.S. GAAP		$37,551	$17,071
Non-controlling interest
Stated in accordance with Canadian GAAP		$243,584	$241,339
Cumulative Canadian to U.S. GAAP differences		2,775	2,286
Capitalized financing costs and foreign currency translation adjustment	B	(20)	(12)
Fair value of trust unit based compensation	C	(3)	388
Capitalized interest and foreign currency translation adjustment	D	46	113

Stated in accordance with U.S. GAAP		$246,382	$244,114

Equity stated in accordance with U.S. GAAP		$1,083,163	$976,868

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  Commitments and contingencies

  (i)
  The Company leases buildings and equipment under various operating leases. Future lease payments for the next five years ending December 31 and thereafter are as follows:

2009	$7,105
2010	5,630
2011	4,299
2012	4,037
2013	3,715
Thereafter	17,166

$41,952

  (ii)
  The Company is the successor to a license agreement to use the trade name "BFI" and the related logo, subject to certain restrictions. The agreement was amended on February 22, 2002, whereby a one-time payment of $2,000 was made on April 25, 2002 in full satisfaction of all royalty obligations under the license agreement payable through June 1, 2015 (effectively the initial 15-year term). The Company has two additional 10 year extension options at a cost of $600 and $1,500, respectively, per annum.

  (iii)
  The Company enters into various commitments in the normal course of business. At March 31, 2009 the Company has issued letters of credit amounting to $184,839 (December 31, 2008 — $182,565) and performance bonds totaling $238,268 (December 31, 2008 — $246,656). Letters of credit are made available from the Company's lenders to its long-term debt facilities. Accordingly, letters of credit are included in the security offered by the Company to its lenders through its long-term debt facilities.

  (iv)
  On the acquisition of IESI, the Company assumed various obligations which require payment of additional amounts for achieving certain negotiated events or business performance targets, including landfill expansion approval or target disposal volumes. The Company is obligated to pay certain sellers various amounts for achieving certain negotiated disposal volumes to a maximum of approximately U.S. $12,300. Amounts are accrued monthly, and paid from time to time in accordance with underlying agreements, until certain threshold negotiated disposal volume targets are achieved, and the maximum obligation is satisfied. Monthly accrued amounts, which are paid up to the date the disposal volume threshold targets are met, reduce the threshold payment by a similar amount. The Company will record an adjustment to the purchase price allocation when the contingency is resolved and consideration is issued or becomes issuable. Landfill permits acquired on the acquisition of IESI were recorded at their fair values. Accordingly, all contingent amounts paid, and all future contingent payments, in respect of the receipt of landfill expansion approval or fulfilling disposal volume targets, are recorded to goodwill.

  (v)
  The Company is subject to certain lawsuits and other claims arising in the ordinary course of business. The outcome of these matters is subject to future resolution. Management's evaluation and analysis of such matters indicates that the resolution thereof will not have a material effect on the Company's consolidated financial statements.

  Financial instruments

  The following table illustrates the Company's derivative financial liabilities by category, including their carrying and fair value amounts. All amounts are recorded as other liabilities on the Company's consolidated balance sheet.

	March 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Held for trading
Long-term	$16,904	$16,904	$15,876	$15,876
Derivatives designated in a hedging relationship
Long-term	$2,102	$2,102	$2,316	$2,316

  Hedge accounting

  The Company enters into commodity swaps to reduce its exposure to fluctuations in cash flows due to changes in the price of diesel fuel which it consumes to service certain fixed price contracts or in certain segments of its business where the recovery of escalating fuel prices is either difficult or non-existent. To fulfill the Company's objective, the Company has entered into cash flow hedges specifically tied to various forecasted diesel fuel purchases.

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  The following table outlines changes in the fair value of commodity swaps and its impact on other comprehensive income, net of the related tax effect.

	March 31,
	2009	2008
Financial liabilities
Commodity swaps designated as cash flow hedges, net of tax
Other comprehensive loss	$(1,387)	$—

  At March 31, 2009, all of the commodity swaps were determined to be highly effective. Accordingly, no amounts have been recognized in the Company's net income due to ineffectiveness or otherwise. The first commodity swap becomes effective in July 2009. Accordingly, the Company will measure and record any ineffectiveness on commodity swaps representing the difference between the underlying index price and the actual price of diesel fuel purchased. Additionally, gains or losses will be reclassified to net income as diesel fuel is consumed. The estimated net amount of the existing unrealized losses on commodity swaps expected to be reclassified to earnings within the next twelve months is U.S. $462. The timing of actual amounts reclassified to net income is dependent on future movements in diesel fuel prices.

  Interest rate and commodity swaps

  The Company is subject to credit risk on its interest rate and commodity swaps (collectively the "agreements"). The Company enters, or has entered, into these agreements as a condition of its U.S. long-term debt facility to fix a portion of its variable rate interest charge on advances and borrowings, to mitigate its exposure to fluctuations in cash flows due to changes in the price of diesel fuel, and to mitigate the effect of changes in commodity prices on old corrugated cardboard ("OCC"). All foreign currency exchange and OCC agreements have expired. The Company's corporate treasury function is charged with arranging and approving all agreements. Suitable counterparties identified by the Company's treasury function are approved by the Chair of the Audit Committee. The Company will only enter into agreements with highly rated and experienced counterparties who have successfully demonstrated that they are capable of executing these arrangements. If the counterparties' credit rating, prepared by reputable third party rating agencies, is downgraded, the Company's treasury function will review the agreement and assess if its exposure to the counterparty can be collateralized or if the agreement should be terminated. The Company's treasury function also prepares a report, at least once annually, to the Company's Audit Committee which outlines key terms of its agreements, fair values, counterparties and each counterparties most recent rating, and where applicable changes to the risks related to each agreement. The Company's maximum exposure to credit risk is the fair value of interest rate and commodity swaps recorded in other assets and liabilities on the Company's consolidated balance sheet. The Company holds no collateral or other credit enhancements as security over these agreements. The Company deems the agreements' credit quality to be high in light of the counterparties to the agreements and no amounts are either past due or impaired. In all instances, the Company's risk management objective is to mitigate its risk exposures to a level consistent with its risk tolerance.

  The contractual maturities of the Company's derivatives are as follows:

	March 31, 2009
		Payments due
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Derivative
Interest rate swaps	$19,948	$8,615	$10,494	$839	$—
Commodity swaps	$6,572	$1,138	$3,033	$2,401	$—

  Amounts recorded to net loss on financial instruments on the Company's consolidated statement of operations and other comprehensive income for the period ended March 31, 2009 total $660 (2008 — $9,047), in aggregate. The net loss on financial instruments is comprised of the following fair value changes: funded landfill post-closure costs ($98) (2008 — $22), interest rate swaps $562 (2008 — $7,405), foreign currency exchange agreements $nil (2008 — $1,697), and OCC hedges $nil (2008 — ($77)).

  Reconciliation of Canadian and U.S. GAAP — Recent Accounting Developments

  Business Combinations

  In December 2007, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 141(R), "Business Combinations" ("SFAS 141(R)"). The standard establishes principles and requirements for an acquirer to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, how goodwill or a gain from a bargain purchase option is recognized and measured in a business combination, and outlines disclosure requirements to enable users of

BFI CANADA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008 and December 31, 2007
(in thousands, except per share or trust unit amounts, unless otherwise stated)

  the financial statements to evaluate the nature and financial effects of a business combination. SFAS 141(R) outlines that the acquisition date fair value is the measurement objective for all assets acquired and liabilities assumed. SFAS 141(R) requires that all acquisition related and restructuring costs be charged to earnings and requires contingent consideration to be recognized at its fair value on the date of acquisition. Certain contingent consideration arrangements will result in fair value changes being recognized in earnings until settled. This statement eliminates adjustments to goodwill for changes in future income tax assets (deferred tax assets) and uncertain tax positions after the acquisition accounting measurement period (limited to one year from the date of acquisition). SFAS 141(R) is effective prospectively for acquisitions that occur on or after January 1, 2009.

  Non-controlling Interests in Consolidation Financial Statements

  In December 2007, FASB issued Financial Accounting Standard No. 160, "Non-controlling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 requires ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from parent's equity. The standard also requires consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. While the parents control is retained, the standard requires changes in the parent's ownership interest to be accounted for similarly as an equity transaction. Upon deconsolidation of a subsidiary, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value and the gain or loss on the deconsolidation is measured using the fair value of any non-controlling equity investment rather than the carrying amount of the retained investment. For the Company, SFAS 160 is effective January 1, 2009 and is applied prospectively, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented. Earlier adoption is prohibited. The Company has reflected the impact of adopting SFAS 160 on its results in the consolidated financial statements.

  Disclosures about Derivative Instruments and Hedging Activities

  In March 2008, FASB issued Financial Accounting Standard No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is intended to enhance the current disclosure framework and requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The additional disclosure conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Also, disclosing the fair values of derivative instruments and their gains and losses in a tabular format and credit-risk-related contingent features and their impact on an entity's liquidity is required. For the Company, SFAS 161 is effective January 1, 2009. The adoption of SFAS 161 does not have a significant impact on the Company's consolidated financial statements.

  Useful Life of Intangible Assets

  In April 2008, FASB issued FSP No. 142-3, "Determination of the Useful Life of Intangible Assets", which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The purpose of this guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Accordingly, entities are required to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entities intent and/or ability to renew or extend the arrangement. For the Company, FSP No. 142-3 is effective January 1, 2009. The adoption of FSP No. 142-3 does not have a significant impact on the Company's consolidated financial statements.

  The Hierarchy of Generally Accepted Accounting Principles

  In May 2008, Statement of Financial Accounting Standard No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162") was issued, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP. FASB does not expect this standard to change current practice. SFAS 162 will become effective 60 days following the Security and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The adoption of SFAS 162 does not have a material impact on the Company's consolidated financial statements.

QuickLinks

  Exhibit 4.6
BFI CANADA LTD. CONSOLIDATED BALANCE SHEETS March 31, 2009 (unaudited) and December 31, 2008 (in thousands of dollars)
BFI CANADA LTD. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME For the periods ended March 31, 2009 and 2008 (unaudited — in thousands of dollars, except net income per share or trust unit amounts)
BFI CANADA LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS For the periods ended March 31, 2009 and 2008 (unaudited — in thousands of dollars)
BFI CANADA LTD. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the period ended March 31, 2009 (unaudited — in thousands, except per share or trust unit amounts, unless otherwise stated)
BFI CANADA LTD. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the years ended December 31, 2008 and December 31, 2007 (in thousands, except per share or trust unit amounts, unless otherwise stated)